================================================================================

                           LOAN AND SECURITY AGREEMENT

================================================================================


                              ACCESS CAPITAL, INC.

                                      with

                         MAGNAVISION PRIVATE CABLE, INC.

                                       and

                 MAGNAVISION CORPORATION, a Delaware corporation

                                       and

                        MAGNAVISION WIRELESS CABLE, INC.

                                       and

                MAGNAVISION CORPORATION, a New Jersey corporation







================================================================================




                            Dated: _________ __, 1997



================================================================================



1.        (a)      General Definitions.....................................................................  1
          (b)      Accounting Terms........................................................................  9
          (c)      Other Terms.............................................................................  9

2.        Revolving Advances...............................................................................  9

3.        Repayment of the Revolving Advances.............................................................. 10

4.        Procedure for Revolving Advances; Remittance of Credit Balances.................................. 10

5.        Interest and Fees................................................................................ 11
          (a)      Interest................................................................................ 11
          (b)      Fees.................................................................................... 12
                   (i)      Closing Fee.................................................................... 12
                   (ii)     Facility Fee................................................................... 12
                   (iii)  Administration Fee............................................................... 12

6.        Security Interest................................................................................ 12

7.        Representations Concerning the Collateral........................................................ 13

8.        Covenants Concerning the Collateral.............................................................. 13

10.       Inspections...................................................................................... 15

11.       Financial and Other Information.................................................................. 15

12.       Additional Representations, Warranties and Covenants............................................. 17

13.       Power of Attorney................................................................................ 22

14.       Expenses......................................................................................... 23

15.       Assignment By Access Capital..................................................................... 24

16.       Waivers.......................................................................................... 24

17.       Term of Agreement................................................................................ 24

18.       Events of Default................................................................................ 25

19.       Remedies......................................................................................... 27

20.       Waiver; Cumulative Remedies...................................................................... 29

21.       Application of Payments.......................................................................... 29

22.       Depository Accounts.............................................................................. 29

23.       Lock Box Accounts................................................................................ 30

24.       Revival.......................................................................................... 30


25.      Notices.......................................................................................... 30

26.      GOVERNING LAW AND WAIVER OF JURY TRIAL........................................................... 31

 .......................................................................................................... 31

27.      ................................................................................................. 31

28.      Subrogation...................................................................................... 32

29.      Limitation of Liability.......................................................................... 33

30.      Entire Understanding............................................................................. 33

31.      Severability..................................................................................... 33

32.      Captions......................................................................................... 33

33.      Counterparts..................................................................................... 33

34.      Construction..................................................................................... 33

35.      Publicity........................................................................................ 34

1.       (a)      General Definitions.....................................................................  1
         (b)      Accounting Terms........................................................................  8
         (c)      Other Terms.............................................................................  8

2.       Revolving Advances...............................................................................  8

3.       Repayment of the Revolving Advances..............................................................  9

4.       Procedure for Revolving Advances; Remittance of Credit Balances..................................  9

5.       Interest and Fees................................................................................ 10
         (a)      Interest................................................................................ 10
         (b)      Fees.................................................................................... 11
                  (i)      Closing Fee.................................................................... 11
                  (ii)     Facility Fee................................................................... 11
                  (iii)  Administration Fee............................................................... 11

6.       Security Interest................................................................................ 11

7.       Representations Concerning the Collateral........................................................ 12

8.       Covenants Concerning the Collateral.............................................................. 12

10.      Inspections...................................................................................... 14

11.      Financial and Other Information.................................................................. 14

12.      Additional Representations, Warranties and Covenants............................................. 15



13.     Power of Attorney................................................................................ 20

14.     Expenses......................................................................................... 21

15.     Assignment By Access Capital..................................................................... 21

16.     Waivers.......................................................................................... 22

17.     Term of Agreement................................................................................ 22

18.     Events of Default................................................................................ 22

19.     Remedies......................................................................................... 25

20.     Waiver; Cumulative Remedies...................................................................... 26

21.     Application of Payments.......................................................................... 26

22.     Depository Accounts.............................................................................. 26

23.     Lock Box Accounts................................................................................ 26

24.     Revival.......................................................................................... 27

25.     Notices.......................................................................................... 27

26.     GOVERNING LAW AND WAIVER OF JURY TRIAL........................................................... 28

27.     Subrogation...................................................................................... 28

28.     Limitation of Liability.......................................................................... 29

29.     Entire Understanding............................................................................. 29

30.     Severability..................................................................................... 29

31.     Captions......................................................................................... 29

32.     Counterparts..................................................................................... 29

33.     Construction..................................................................................... 29

34.     Publicity........................................................................................ 29


                           LOAN AND SECURITY AGREEMENT
                           ---------------------------


                           This Loan and Security Agreement is made as of
_______ __, 1997 by and among ACCESS CAPITAL, INC. ("Access Capital"), having executive offices at 405 Park Avenue, New York, New York 10022; and MAGNAVISION PRIVATE CABLE, INC., a Delaware corporation having its principal place of business at 1725 Highway 35 South, Wall Township, New Jersey 07719 ("Private Cable"), MAGNAVISION CORPORATION, a Delaware corporation, having its principal place of business at 1725 Highway 35 South, Wall Township, New Jersey 07719 ("Holdings"), MAGNAVISION WIRELESS CABLE, INC., a Delaware corporation, having its principal place of business at 1725 Highway 35 South, Wall Township, New Jersey 07719 ("Wireless") MAGNAVISION CORPORATION, a New Jersey corporation, having its principal place of business at 1725 Highway 35 South, Wall Township, New Jersey 07719 ("Magnavision" and together with Private Cable, Holdings and Wireless, each a "Borrower" and jointly and severally, the "Borrowers").

                                   BACKGROUND
                                   ----------

                  Borrowers have requested that Access Capital make loans and advances available to Borrowers and Access Capital has agreed to make such loans and advances to Borrowers on the terms and conditions set forth in this Agreement.

                           NOW, THEREFORE, in consideration of the mutual
covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

                           1. (a) General Definitions. When used in this
Agreement, the following terms shall have the following meanings:

                           "Affiliate" of any Person means (a) any Person
(other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                           "Amortization Months" means September, October,
November and December of each year.

                           "Ancillary Agreements" means all agreements,
instruments and documents including, without limitation, the Warrant, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements whether heretofore, concurrently, or hereafter executed by or on behalf of any Borrower or any other Person in favor of

Access Capital in connection with this Agreement or the transactions contemplated hereunder.

                           "Archdiocese" means The Department of Education,
Archdiocese of New York, an unincorporated ecclesiastical-controlled educational association, and any successor thereto.

                           "Borrower(s)" shall have the meaning set forth in
the Introductory Paragraph hereof.

                           "Borrowers on a Consolidated Basis" means the
consolidation in accordance with GAAP of the accounts and other items of Borrowers and their Subsidiaries.

                           "Borrowing Agent" shall mean Private Cable.

                           "Borrowing Base" at a particular date means an
amount equal to the lesser of:

                  (A) the Maximum Revolving Availability Amount; or

                  (B) (i) the New Contract Construction Availability less
                      (ii) New Contract Construction Advances.

                           "Borrowing Base Certificate" shall have the meaning
set forth in paragraph 4 hereof.

                           "Cable Contract" shall mean a fully executed,
binding and valid contract entered into by Private Cable whereby Private Cable has maintained its ownership in the Collateral used in connection with such Contract and pursuant to which Private Cable installs wiring and/or equipment and units used in connection with the provision of cable television services by Private Cable.

                           "Cacomm" shall mean Cacomm, Inc., a New Jersey
corporation.

                           "Closing Date" means the date hereof.

                           "Collateral" means and includes:

                                    (A)     all Inventory;

                                    (B)     all Equipment;

                                    (C)     all General Intangibles;

                                    (D)     the License Agreement;

                                    (E)     all Receivables;

                                    (F)     all books, records, ledgercards,
files, correspondence, computer programs, tapes, disks and related data processing software (owned by any Borrower or in which it has an interest to the extent such property may be assigned) which at any time evidence or contain information relating to (A), (B), (C), (D) and (E) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

                                    (G) documents of title, policies and
certificates of insurance, securities, chattel paper, other documents or instruments evidencing or pertaining to (A), (B), (C), (D), (E) and (F) above;

                                    (H) all guaranties, liens on real or
personal property, leases, and other agreements and property which in any way secure or relate to (A), (B), (C), (D), (E), (F) and (G) above, or are acquired for the purpose of securing and enforcing any item thereof;

                                    (I) (i) all cash held as cash collateral to
the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Access Capital for the account of any Borrower (whether for safekeeping, custody, pledge, transmission or otherwise),
(ii) all present or future deposit accounts (whether time or demand or interest or non-interest bearing) of any Borrower with Access Capital or any other Person including those to which any such cash may at any time and from time to time be credited, (iii) all investments, investment property and reinvestments (however evidenced) of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to (x) such investments, investment property and reinvestments and (y) such accounts; and

                                    (J) all products and proceeds of (A), (B),
(C), (D), (E), (F), (G), (H) and (I) above (including, but not limited to, all claims to items referred to in (A), (B), (C), (D), (E), (F), (G), (H) and (I) above) and all claims of any Borrower against third parties (x) for (i) loss of, damage to, or destruction of any or all of (A), (B), (C), (D), (E), (F), (G),
(H), and (I) above, and (ii) payments due or to become due under leases, rentals and hires of any or all of (A), (B), (C), (D), (E), (F), (G) and (H) above and
(y) proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

                           "Contract Rate" means an interest rate per annum
equal to the sum of the Prime Rate plus five and one-half percent
(5.5%).

                           "Credit Balance" shall mean, at any time, any amount
held by Access Capital to any Borrower's credit (after application of all amounts then due and owing to Access Capital hereunder) less the positive amount, if any, by which the then outstanding amount of Revolving Advances exceeds the amount derived from borrowing base availability as computed at such time under subsection "(B)" of the defined term "Borrowing Base".

                           "Current Assets" at a particular date, means all
cash, cash equivalents, accounts and inventory of Borrowers on a

Consolidated Basis and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of the Borrowers on a Consolidated Basis as at such date; provided, however, that such amounts shall not include (a) any amounts for any indebtedness owing by an Affiliate of any Borrower, unless such indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of any Borrower (other than Cacomm), (c) the cash surrender value of any life insurance policy (d) any assets which would be classified as intangible assets under GAAP, or (e) any prepaid expenses.

                           "Current Liabilities" at a particular date, means
all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrowers on a Consolidated Basis as at such date, but in any event including, without limitation, the amounts of (a) all indebtedness payable on demand, or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity of which is contested at such date and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period but shall not include indebtedness payable by Holdings to IBJCC and KOCO with respect to a promissory note in the sum of $105,468 as of June 30, 1997 plus all accrued interest thereon.

                           "Customer" means and includes the account debtor
with respect to any of the Receivables and/or prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

                           "Default Rate" means a rate equal to two and one-
half (2.5%) per annum in excess of the Contract Rate.

                           "Equipment" means and includes all of each
Borrower's now owned or hereafter acquired equipment, machinery and goods (excluding Inventory), whether or not constituting fixtures, including, without limitation: plant and office equipment, tools, dies, parts, data processing equipment, furniture and trade fixtures, trucks, trailers, loaders and other vehicles and all replacements and substitutions therefore and all accessions thereto.

                           "Equity Documents" means, collectively, the Exchange
Agreement dated as of May 8, 1997 among IBJSCC, KOCO and Holdings, the Registration Rights Agreement dated as of May 8, 1997 among IBJSCC, KOCO and Holdings, the Stockholders' Agreement dated as of May 8, 1997 among IBJSCC, KOCO and Holdings, the Management Services Agreement dated as of May 8, 1997 between Holdings and KOCO, the Warrants issued by Holdings to IBJSCC and KOCO to purchase an aggregate of 1,826,932 Shares of common stock of Holdings and any documents, agreements or instruments executed in connection therewith.

                           "ERISA" shall have the meaning set forth in
paragraph 13(f).

                           "Event of Default" means the occurrence of any of
the events set forth in paragraph 19.

                           "FCC" shall mean the Federal Communications
Commission or any successor governmental entity that has jurisdiction over the matters which are within the jurisdiction of the FCC.

                           "FCC Rules" shall mean the rules and regulations of
the FCC published in Title 47 of the Code of Federal Regulations, as well as those rules and regulations not yet incorporated into Title 47 but published in the Federal Register or in a FCC report and order, including rules and regulations adopted but not yet effective.

                           "GAAP" means generally accepted accounting
principles, practices and procedures in effect from time to time.

                           "General Intangibles" means and includes all of each
Borrower's now owned or hereafter acquired general intangibles including, without limitation, trademarks, tradenames, tradestyles, trade secrets, equipment formulation, manufacturing procedures, quality control procedures, product specifications, patents, patent applications, copyrights, registrations, contract rights, choses in action, causes of action, corporate or other business records, inventions, designs, goodwill, claims under guarantees, licenses (to the extent such property may be assigned), franchises (to the extent such property may be assigned), tax refunds, tax refund claims, computer programs, computer data bases, computer program flow diagrams, source codes, object codes and all other intangible property of every kind and nature.

                           "Holdings" means Magnavision Corporation, a Delaware
corporation.

                           "IBJSCC" means IBJS Capital Corporation, a Delaware
corporation.

                           "Incipient Event of Default" means any act or event
which, with the giving of notice or passage of time or both, would constitute an Event of Default.

                           "Indebtedness" of a Person at a particular date
shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities.

                           "Inventory" means and includes all of each
Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

                           "KOCO" means KOCO Capital Company, L.P., a Delaware
limited partnership.

                           "License Agreement" means the License Agreement
dated August 20, 1990 between Magnavision and Archdiocese as amended by First Agreement of Amendment to License Agreement dated January 6, 1994.

                           "Loans" means the Revolving Advances and all other
extensions of credit hereunder.

                           "Magnavision" means Magnavision Corporation, a New
Jersey corporation.

                           "Maximum Revolving Availability Amount" means
$1,250,000.

                           "New Contract Construction Advances" shall mean any
Revolving Advances made by Access Capital with respect to any New Units.

                           "New Contract Construction Availability" shall mean,
at any time, an amount equal to the number of New Units to be installed pursuant to all New Eligible Contracts multiplied by the lesser of (i) $250.00 or (ii) the actual estimated installation cost of each New Unit as presented via the Borrowing Agent's cash flow and profitability analysis with respect to such New Eligible Contract.

                           "New Eligible Contract" shall mean a Cable Contract
with (a) a projected internal rate of return (as calculated in accordance with GAAP) of not less than twenty-five percent (25%) or (b) a net present value in excess of zero (as calculated in accordance with GAAP) with a discount rate of twenty-five percent (25%), a copy of which has been furnished to Access Capital and pursuant to which construction has commenced after June 1, 1997 on the New Units to be installed in connection with such Cable Contract. In addition, no Cable Contract shall be deemed to be a New Eligible Contract until Access Capital has filed all fully executed UCC-1 Financing Statements and/or UCC-1 Fixture Filings in all jurisdictions necessary to perfect its security interest in the

Collateral utilized in connection with such Cable Contract which UCC statements shall be filed by Access Capital within seven (7) business days of receipt by Access Capital of such executed UCC statements from the applicable Borrower.

                           "New Unit" shall mean a cable outlet which (a)
enables an end user to receive cable television and/or telecommunication services from Private Cable, (b) shall be installed by Private Cable pursuant to a New Eligible Cable Contract and (c) with respect to which Access Capital has not yet made a Revolving Advance.

                           "Obligations" means and includes all Loans, all
advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Access Capital (or any corporation that directly or indirectly controls or is controlled by or is under common control with Access Capital) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including, without limitation, any debt, liability or obligation owing from any Borrower to others which Access Capital may have obtained by assignment or otherwise and further including, without limitation, all interest, charges or any other payments any Borrower is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys' fees chargeable to any Borrower's account or incurred by Access Capital in connection with any Borrower's account whether provided for herein or in any Ancillary Agreement.

                           "Overadvance" shall have the meaning set forth in
paragraph 2(b) hereof.

                           "Permitted Liens" means (i) liens of warehousemen,
mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (ii) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (a) not overdue or (b) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the applicable Borrower in conformity with GAAP, (iii) liens in favor of Access Capital, (iv) liens for taxes (a) not yet due or (b) being diligently contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of the applicable Borrower in conformity with GAAP provided, that, the lien shall have no effect on the priority of liens in favor of Access Capital or the value of the assets in which Access Capital has a lien and (v) liens specified on Exhibit 1(B) hereto.

                           "Person" means an individual, partnership,
corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

                           "Prime Rate" means the prime commercial lending rate
of Citibank, N.A. as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

                           "Private Cable" means Magnavision Private Cable,
Inc., a Delaware corporation.

                           "Receivables" means and includes all of each
Borrower's now owned or hereafter acquired accounts and contract rights, instruments (negotiable or otherwise), insurance proceeds, documents, chattel paper, letters of credit and each Borrower's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to any Borrower, all proceeds thereof and all files in which any Borrower has any interest whatsoever containing information identifying or pertaining to any of such Borrower's Receivables, together with all of each Borrower's rights to any merchandise which is represented thereby, and all of each Borrower's right, title, security and guaranties with respect to each Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

                           "Reduction Amount" at any Testing Date shall be the
amount set forth below as corresponds to the amount of outstanding Obligations set forth below as of such Testing Date:

                Outstanding Obligations             Reduction Amount
                -----------------------             ----------------

                Less than $500,000                       $25,000
                $500,000 to $749,999                     $50,000
                $750,000 to $999,999                     $75,000
                $1,000,000 to $1,250,000                $100,000


                           "Revolving Advances" shall have the meaning set
forth in paragraph 2(a) hereof.

                           "Revolving Request Date" has the meaning set forth
in paragraph 4 hereof.

                           "Seasonal Month" means June, July and August of each
year.

                           "Subsidiary" of any Person means a corporation or
other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

                           "Tangible Net Worth" at a particular date means (a)
the aggregate amount of all assets of Borrowers on a Consolidated Basis as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrowers on a Consolidated Basis.

                           "Term" means the Closing Date through ______ __,
2000, subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.

                           "Testing Date" shall mean November 30, February 28
and May 31 of each year.

                           "Testing Period" shall mean the period commencing on
the first day following a Testing Date and ending on the immediately succeeding Test Date provided, that, the first Testing Period shall commence on the Closing Date and end on November 30, 1997.

                           "UCC" shall mean the Uniform Commercial Code as
adopted in the State of New York as in effect from time to time.

                           "Warrant" shall mean the Warrant Agreement dated as
of the Closing Date issued by Holdings to Access Capital with respect to 138,536 shares fully paid and non-assessable shares of the common stock of Holdings on a fully diluted basis, in substantially the form of Exhibit A attached hereto and made a part hereof.

                           "Wireless" means Magnavision Wireless Cable, Inc., a
Delaware corporation.

                           "Working Capital" at a particular date means the
excess, if any, of Current Assets less Current Liabilities at such date.

                          (b) Accounting Terms. Any accounting terms used in
this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

                          (c) Other Terms. All other terms used in this
Agreement and defined in the UCC, shall have the meaning given therein unless otherwise defined herein.

                           2.       Revolving Advances.

                          (a) Subject to the terms and conditions set forth
herein and in the Ancillary Agreements and so long as no Event of Default shall have occurred and be continuing, upon Borrowing Agent's request for an advance (a "Revolving Advance") in accordance with the terms and provisions set forth in paragraph 4 hereof, Access Capital will make a Revolving Advance to Borrowers jointly and severally in the amount so requested; provided, however, that, the maximum Revolving Advance which may be requested by Borrowing Agent on any Revolving Request Date and the maximum Revolving Advance which will be advanced by Access Capital hereunder on any Revolving Request Date shall not at any time exceed the Borrowing Base.

                           (b) In the event that for any reason any Revolving
Advance advanced by Access Capital to Borrowers on any Revolving Request Date exceeds the Borrowing Base on such date and Access Capital shall not have consented in writing to such overadvance (each, an "Overadvance"), such Overadvance shall in no way reduce or limit the rights of Access Capital with respect to the entire amount advanced hereunder, including, without limitation, the amount of any Overadvance.

                           (c) Each Borrower acknowledges that the exercise of
Access Capital's discretionary rights hereunder may result during the term of this Agreement in one or more increases or decreases in the Borrowing Base advance amounts and such Borrower hereby consents to any such increases or decreases which may limit or restrict advances requested by such Borrower; provided, however, that Access Capital shall (i) provide Borrowing Agent prior written notice of each such decrease and (ii) not decrease the Borrowing Base by more than twenty-five percent (25%) in any forty-five (45) day period.

                           (d) Any sums reasonably expended by Access Capital as
a result of any Borrower's failure to perform or comply with its obligations under this Agreement, including but not limited to the payment of taxes, insurance premiums or leasehold obligations, shall be deemed a Revolving Advance hereunder and added to the Obligations. Access Capital shall furnish Borrowing Agent with notice immediately upon making any expenditure pursuant to this clause (d).

                           (e) Access Capital will account to Borrowing Agent
monthly with a statement of all Revolving Advances and other charges and payments made pursuant to this Agreement with respect to the prior month, and such account rendered by Access Capital shall be deemed final, binding and conclusive unless Access Capital is notified by Borrowing Agent in writing to the contrary within thirty (30) days of the date each account was rendered specifying the item or items to which objection is made.

                           3. Repayment of the Revolving Advances. Borrowers
shall be required to (a) make a mandatory prepayment hereunder at any time that
(i) an Overadvance shall be in existence, in the amount of such Overadvance, except to the extent Access Capital consents in writing to the existence of such Overadvance and (b) repay on the expiration of the Term (i) the then aggregate outstanding principal balance of Revolving Advances made by Access Capital to Borrowers hereunder together with accrued and unpaid interest, fees and charges and (ii) all other amounts owed Access Capital under this Agreement and the Ancillary Agreements.

                           4. Procedure for Revolving Advances; Remittance of
Credit Balances. Borrowing Agent on behalf of any Borrower, may, on Wednesday (or the following business day if the applicable Wednesday is not a business day) of every other week during the Term commencing on the Wednesday (or the following business day if such Wednesday is not a business day) following the Closing Date (a "Revolving Request Date"), by written notice request a borrowing of Revolving Advances; provided, however, that, without the prior written consent of Access Capital, Revolving Advances hereunder shall not be made more frequently than once every other week. Borrowing Agent shall deliver to Access Capital no later than 12:00 Noon (New York time) on Wednesday (or the following business day if such Wednesday is not a business day) of every other week, as and for the immediately preceding weeks, a borrowing base certificate in the form of borrowing base certificate attached hereto as Exhibit 4 (the "Borrowing Base Certificate"). Access Capital is hereby authorized to make Revolving Advances based upon written notice received from any officer of Borrowing Agent whose signature is set forth on Exhibit 4A or, at Access Capital's election, if such Revolving Advances are necessary to satisfy any Obligations then due and owing hereunder. All Revolving Advances shall be disbursed from whichever office or other place Access Capital may designate from time to time. The proceeds of each Revolving Advance made by Access Capital shall be made available on the day so requested by way of credit to such Borrower's operating account maintained with such bank as such Borrower shall have designated to Access Capital. Any and all Obligations due and owing hereunder may be charged to such Borrower's account and shall constitute Revolving Advances. All Revolving Advances made hereunder shall be conclusively presumed to have been made to, and at the request of and for the benefit of, the applicable Borrower when credited to such Borrower's operating account in accordance with the provisions of this paragraph 4 or as otherwise disbursed in accordance with such Borrower's written instructions to Access Capital. In the event, on any Wednesday (or the following business day if such Wednesday is not a business day) of every other week during the Term, Access Capital is holding a Credit Balance, then Access Capital shall disburse such Credit Balance to Borrowing Agent, for the ratable benefit of Borrowers; provided, however, at such time as an Incipient Event of Default or an Event of Default is in existence, Access Capital may establish reserves against all or a portion of the Credit Balance as determined by Access Capital in its reasonable discretion exercised in good faith.

                           5.       Interest and Fees.

                           (a)      Interest.

                                    (i) Except as modified by paragraph
5(a)(iii) below, Borrowers shall pay interest on the unpaid principal balance of the Loans for each day they are outstanding at the Contract Rate.

                                    (ii) Interest shall (a) be computed on the
basis of actual days elapsed over a 360-day year, (b) be calculated by Access Capital on a daily basis, (c) be charged by Access Capital to Borrowers' account as a Revolving Advance in arrears on the last day of each month (other than a Seasonal Month) and (d) continue to accrue during each Seasonal Month. Any such accrued interest shall be charged by Access Capital to Borrowers' account as a Revolving Advance in four consecutive equal amounts on the regularly scheduled interest payment date in each Amortization Month during the year of such accrual.

                                    (iii) Upon the occurrence and during the
continuance of an Event of Default, interest shall accrue and be payable at the Default Rate.

                                    (iv) Notwithstanding the foregoing, in no
event shall interest exceed the maximum rate permitted under any applicable law or regulation, and if any provision of this Agreement or an Ancillary Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to provide for interest at said maximum rate and any excess amount shall either be applied, at Access Capital's option, to the outstanding Loans in such order as Access Capital shall determine or refunded by Access Capital to Borrowers.

                                    (v) Each Borrower, as applicable, shall pay
principal, interest and all other amounts payable by such Borrower hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

                           (b)      Fees.

                                    (i) Closing Fee. On the Closing Date,
Borrowers shall pay to Access Capital a closing fee in an amount equal to $18,750, which fee shall be deemed fully earned as of the Closing Date.

                                    (ii) Facility Fee. Borrowers shall pay to
Access Capital an annual facility fee in an amount equal to $18,750, payable on each yearly anniversary of the Closing Date. The facility fee shall be deemed fully earned on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

                  (iii) Administration Fee. Borrowers shall pay
Access Capital an administration fee in an amount equal to $1,750 per month, payable on the last day of each month.

                           6.       Security Interest.

                           (a) To secure the prompt payment to Access Capital of
the Obligations, each Borrower hereby assigns, pledges and grants to Access Capital a continuing security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located, whether or not the same is subject to Article 9 of the UCC. All of each Borrower's ledger sheets, files, records, books of account, business papers and documents relating to the Collateral shall, until delivered to or removed by Access Capital, be kept by such Borrower in trust for Access Capital until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by any Borrower shall be deemed to include the foregoing grant, whether or not the same appears therein.

                           (b) If, upon the request of Access Capital, any
Borrower fails to execute one or more financing statements disclosing Access Capital's security interest in the Collateral, Access Capital may immediately file any such financing statement without a Borrower's signature appearing thereon or Access Capital may sign on such Borrower's behalf as provided in paragraph 13 hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. If any Receivable becomes evidenced by a promissory note or any other instrument for the payment of money the applicable Borrower will immediately deliver such instrument to Access Capital appropriately endorsed.

                           7. Representations Concerning the Collateral. Each
Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Advance and made as of the time of each and every Revolving Advance hereunder):

                           (a) each Borrower owns its respective Collateral free
and clear of all claims, liens, security interests and encumbrances (including without limitation any claims of infringement) except (A) those in Access Capital's favor and (B) Permitted Liens;

                           (b) none of the Collateral is subject to any
agreement prohibiting the granting of a security interest or requiring notice of or consent to the granting of a security interest (other than as set forth on Exhibit 7(b) attached hereto); and

                           (c) all Receivables (i) represent complete bona fide
transactions which require no further act under any circumstances on the applicable Borrower's part to make such Receivables payable by the Customers (other than the providing of cable and/or other telecommunication services contracted for by such Borrower pursuant to a bona fide contract executed by such Customer and the applicable Borrower in the ordinary course of business), (ii) to the best of each Borrower's knowledge, are not subject to any present, future or contingent offsets or counter-claims, and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar under-standings or obligations of any Affiliate (other than Cacomm and Nicholas Mastrorilli, Sr.) or Subsidiary of any Borrower.

                           8. Covenants Concerning the Collateral. During the
Term, each Borrower covenants that it shall:

                           (a) not dispose of any of the Collateral whether by
sale, lease or otherwise except for (i) the sale of Inventory, to the extent applicable, in the ordinary course of business, (ii) the disposition or transfer in the ordinary course of business of obsolete and worn-out Equipment provided, that, Private Cable shall be permitted to sell any Equipment or wiring to a Customer pursuant to the "buy back" provision of the Cable Contract with such Customer so long as (x) the applicable Borrower receives the purchase price specified in the applicable Cable Contract with respect to the Collateral sold and (y) all of the proceeds of each such sale up to an amount equal to the aggregate Revolving Advances made by Access Capital in connection with such Cable Contract are remitted to Access Capital for application to the outstanding principal amount of the Revolving Advances.

                           (b) not encumber, mortgage, pledge, assign or grant
any security interest in any Collateral or any other assets of any Borrower to anyone other than Access Capital and except for Permitted Liens, provided, however, that to the extent any Person shall make an equity contribution/investment in Wireless in an amount greater than $1,000,000 and as a condition of such contribution/investment, such Person requires that Wireless grant such Person a security interest in any of its assets, Access Capital will not unreasonably withhold or delay its consent to such a transaction so long as
(i) Access Capital shall have received copies of all documentation relating to the equity contribution/investment and the security interest being granted with respect thereto, which documentation shall be in form and substance satisfactory to Access Capital and (ii) such Person shall have entered into a subordination and/or intercreditor agreement with Access Capital, which agreement(s) shall be in form and substance satisfactory to Access Capital in all respects;

                           (c) place notations upon each Borrower's books of
account to disclose Access Capital's security interest in the Collateral;

                           (d) keep and maintain the Equipment in good operating
condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall to the extent possible be maintained and preserved. To the extent possible, no Borrower shall permit any such items to become a fixture to real estate or accessions to other personal property;


                           (e) not extend the payment terms of any Receivable
without prompt notice thereof to Access Capital;

                           (f) perform all other steps reasonably requested by
Access Capital to create and maintain in Access Capital's favor a valid perfected first security interest in all Collateral of each Borrower subject only to Permitted Liens.

                           (g) defend the Collateral against the claims and
demands of all parties.

                           9. Collection and Maintenance of Collateral and
Records.

                           (a) Access Capital may at any time verify
Receivables utilizing an audit control company or any other agent of Access Capital. Borrowers shall instruct all Customers or account debtors to remit payment of all invoices directly to Magnavision Corporation, c/o Access Capital, Inc. at 405 Park Avenue, New York, New York 10022 and Access Capital shall collect Receivables directly from such Customers or account debtors. In the event that any Borrower receives any payments on account of any Receivables, such Borrower shall hold same for Access Capital's benefit in trust as Access Capital's trustee and immediately deliver them to Access Capital in their original form with all necessary endorsements or, as directed by Access Capital, deposit such payments as directed by Access Capital pursuant to paragraphs 22 or 23 hereof. All payments on Receivables received by Access Capital from Customers or account debtors of any Borrower shall be deposited by Access Capital into Access Capital's account. One Business Day following receipt by Access Capital of such payments in immediately available funds, Access Capital will (a) credit (conditional upon final collection) all such payments to the Obligations (other than the outstanding principal balance of the Revolving Advances excluding any Revolving Advances made to pay interest, fees or expenses hereunder) and (b) remit to Borrowing Agent the remaining balance, if any, of such payments. At any time following the occurrence and continuation of an Event of Default, Access Capital may notify and instruct all Customers or account debtors of (i) Access Capital's security interest in Receivables and (ii) to make each payment of all invoices payable to the order of Access Capital and Access Capital will credit all payments received by Access Capital from Customers or account debtors to any Obligations (in such order as Access Capital shall determine) on the third business day following receipt by Access Capital of such payments in immediately available funds. Promptly after the creation of any Receivables, the Borrowers shall provide Access Capital with schedules describing all Receivables created or acquired by them but any Borrower's failure to execute and deliver such schedules shall not affect or limit Access Capital's security interest or other rights in and to the Receivables. Each Borrower


                                     -xviii-
shall furnish, at Access Capital's request, copies of contracts, invoices or the equivalent, and any original shipping and delivery receipts for all merchandise sold or services rendered and such other documents and information as Access Capital may reasonably require. Each Borrower shall provide Access Capital, as reasonably requested by Access Capital, such other schedules, documents and/or information regarding the Collateral as Access Capital may require.


              (b) (i) If on any Testing Date the aggregate number of subscribers under the Cable Contracts has decreased by ten percent (10%) or more (the "Decrease") during the applicable Testing Period, then, in addition to the amounts credited against the Obligations by Access Capital in subsection (a) above, Borrowers' shall reduce the Obligations on a quarterly basis in an amount equal to the Reduction Amount applicable on such Testing Date (any such amount, a "Mandatory Repayment Amount"). The Mandatory Repayment Amount shall be paid by Borrowers to Access Capital on the first day of the first month following the applicable Testing Date and thereafter on each three month anniversary of such date.

                  (ii) If, on any Testing Date subsequent to a Testing Date on which a Decrease was determined, an additional Decrease is determined and the applicable Reduction Amount on such Testing Date would be greater than the Mandatory Repayment Amount, then the Mandatory Repayment Amount shall be increased to an amount equal to the then applicable Reduction Amount.

                  (iii) If (i) on any of the three (3) Testing
Dates immediately following a Testing Date on which a Decrease has been determined ("Initial Decrease Date"), Borrowers shall increase the aggregate number of subscribers to an amount equal to 110% of the number of subscribers in existence as of the Testing Date immediately preceding the Initial Decrease Date ("the Preceding Testing Date") and (ii) the Preceding Testing Date was not a Testing Date on which a Decrease was determined, then Borrower shall no longer be obligated to make the Mandatory Repayment Amount reductions that commenced on the Initial Decrease Date.

                           10.      Inspections.  At all times during normal
business hours, Access Capital shall have the right to (a) visit and inspect each Borrower's properties (which shall not include the premises of any Customer) and the Collateral located at any Borrower's properties, (b) upon (i) ten (10) days prior notice to Borrowing Agent or (ii) without prior notice if an Event of Default has occurred and is continuing, inspect any Customer's premises to the extent Collateral is located at such premises, (c) inspect, audit and make extracts from each Borrower's relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (d) discuss with each Borrower's principal officers, partners, members, and independent accountants, such Borrower's business, assets, liabilities, financial condition, results of operations and business prospects. Each Borrower will deliver to Access Capital any instrument necessary for Access

Capital to obtain records from any service bureau maintaining records for such Borrower.

                           11.      Financial and Other Information.

                                    (a) Borrowers shall provide Access Capital
(i) as soon as available, but in any event within ninety (90) days after Borrowers' fiscal years, a balance sheet of Borrowers on a Consolidated Basis and on a consolidating basis as at the end of such fiscal year and the related statements of income, retained earnings and changes in cash flow for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, which shall have been reported on by independent certified public accountants who shall be a national "Big Six" accounting firm and shall be accompanied by an unqualified audit report issued by such independent certified public accountants provided, that, the audit report issued in connection with Borrowers' Fiscal Year 1997 may be qualified; (ii) as soon as available, drafts of the balance sheet of Borrowers on a Consolidated Basis and on a consolidating basis as at the end of each of Borrowers' fiscal years and the related statements of income, retained earnings and changes in cash flow for such fiscal year, which have been internally prepared by Borrowers; (iii) as soon as available, but in any event within (x) thirty (30) days after the close of each month and (y) forty-five (45) days after the close of each quarter, the balance sheet as at the end of such month and quarter and the related statements of income, retained earnings and changes in cash flow for such month and quarter, which have been internally prepared by Borrowers. All financial statements required under (i), (ii) and (iii) above shall be prepared in accordance with GAAP, subject to year-end adjustments in the case of monthly and quarterly statements. Together with the financial statements furnished pursuant to (i) above, Borrowers shall deliver a certificate of Borrowers' certified public accountants addressed to Access Capital stating that (i) they have caused this Agreement and the Ancillary Agreements to be reviewed and (ii) in making the examination necessary for the issuance of such financial statements, nothing has come to their attention to lead them to believe that any Event of Default or Incipient Event of Default exists and, in particular, they have no knowledge of any Event of Default or Incipient Event of Default or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred and whether it is continuing. At the times the financial statements are furnished pursuant to (i) and (ii) above, a certificate of each Borrower's President or Chief Financial Officer shall be delivered to Access Capital stating that, based on an examination sufficient to enable him to make an informed statement, no Event of Default or Incipient Event of Default exists, or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such event. If any internally prepared financial information, including that required under this paragraph is reasonably unsatisfactory in any manner to

Access Capital, Access Capital may request that Borrowers' independent certified public accountants review same.

                  (b) Each Borrower shall furnish Access Capital with written notice that such Borrower has failed to comply with the reporting or other requirements of the FCC promptly after such Borrower becomes aware of any such failure if such failure could reasonably be expected to have a material adverse effect on such Borrower.

                  (c) Each Borrower shall promptly furnish Access Capital with copies of any statements, reports and other communications which such Borrower shall have provided to or received from the FCC or the Archdiocese in connection with (i) actual or claimed liability of such Borrower to the FCC or the Archdiocese, (ii) a default by a Borrower of (x) FCC Rules, (y) the requirements of any license issued to a Borrower or (z) the License Agreement, (iii) the termination or revocation of (x) any license issued to a Borrower or (y) the License Agreement or (iv) the amendment or modification of any license issued to a Borrower.

                  (d) Holdings shall promptly furnish Access Capital with copies of all regular, periodic and special reports which it files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange.

                           12. Additional Representations, Warranties and
Covenants. Each Borrower represents, warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Advance and made as of the time of each Revolving Advance made hereunder), and covenants that:

                           (a) such Borrower is a corporation duly organized and
validly existing under the laws of the States listed on Exhibit 12(a), and such Borrower is duly qualified and in good standing in every other state or jurisdiction in which the nature of such Borrower's business requires such qualification;

                           (b) the execution, delivery and performance of this
Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of such Borrower's certificate of incorporation, by-laws, or of any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower is bound and (iii) are within such Borrower's corporate powers;

                           (c) this Agreement and the Ancillary Agreements
executed and delivered by each Borrower are such Borrower's legal, valid and binding obligations, enforceable in accordance with their terms;

                           (d) it keeps and will continue to keep all of its
books and records concerning the Collateral at the executive offices located at the address set forth in the introductory paragraph of this Agreement and will not move such books and records without giving Access Capital at least thirty (30) days prior written notice;

                           (e)  the operation of each Borrower's business is
and will continue to be in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations;

                           (f)  based upon the Employee Retirement Income
Security Act of 1974 ("ERISA"), and the regulations and published interpretations thereunder: (i) no Borrower has engaged in any Prohibited Transactions as defined in paragraph 406 of ERISA and paragraph 4975 of the Internal Revenue Code, as amended; (ii) each Borrower has met all applicable minimum funding requirements under paragraph 302 of ERISA in respect of its plans; (iii) no Borrower has knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) no Borrower has fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Borrower's employees; and (v) no Borrower has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980;

                           (g)  it is solvent, able to pay its debts as they
mature, has capital sufficient to carry on its business and all businesses in which it is about to engage and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities;

                           (h)  there is no pending or threatened litigation,
actions or proceeding which involve the possibility of materially and adversely affecting any Borrower's business, assets, operations, prospects or condition (financial or otherwise), or the Collateral or the ability of any Borrower to perform this Agreement;

                           (i)  all balance sheets and income statements for
the fiscal year ended December 31, 1996, the fiscal quarter ended March 31, 1997 and for the period ended May 31, 1997 which have been presently delivered to Access Capital fairly, accurately and properly state such Borrower's financial condition on a basis consistent with that of previous financial statements and there has been no material adverse change in any Borrower's financial condition as reflected in such statements since the date thereof and such statements do not fail to disclose any fact or facts which might materially and adversely affect such Borrower's financial condition;

                           (j)  (x) it possesses all of the licenses, patents,
copyrights, trademarks and tradenames necessary to conduct its business, (y) there has been no assertion or claim of violation or infringement with respect thereof and (z) all such licenses, patents, copyrights, trademarks and tradenames are listed on Exhibit 12(j);

                           (k) it will pay or discharge when due all taxes,
assessments and governmental charges or levies imposed upon it when due unless it is contesting or disputing any such tax, assessment or governmental charge or levy in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding and provided that any related lien is stayed and sufficient reserves are established to the reasonable satisfaction of Access Capital to protect Access Capital's security interest in the Collateral;

                           (l) it will promptly inform Access Capital in writing
of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of Borrower's properties, assets or business, which might singly or in the aggregate, have a materially adverse effect on any Borrower; (ii) any amendment of any Borrower's certificate of incorporation or by-laws; (iii) any change in any Borrower's business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or could reasonably have a materially adverse effect on any Borrower; (iv) the occurrence of any Event of Default or Incipient Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which any Borrower is a party or by which any Borrower or any of any Borrower's properties may be bound which would have a material adverse effect on any Borrower's business, assets, operations, prospects or condition (financial or otherwise) or the Collateral; (vi) any change in the location of any Borrower's executive offices; (vii) any change in the location of any Borrower's Inventory or Equipment from the locations listed on Exhibit 12(l) attached hereto, (viii) any change in any Borrower's name; (ix) any material delay in any Borrower's performance of any of its obligations to any account debtor and of any assertion of any material claims, offsets or counterclaims by any account debtor and of any allowances, credits and/or other monies granted by it to any account debtor; (x) furnish to and inform Access Capital of all material adverse information relating to the financial condition of any account debtor; and (xi) to the extent applicable, any material return of goods;

                           (m) it will not (i) create, incur, assume or suffer
to exist any indebtedness (exclusive of trade debt incurred in the ordinary course of business) whether secured or unsecured other than any Borrower's indebtedness to Access Capital and as set forth on Exhibit 12(m) attached hereto and made a part hereof; (ii) declare, pay or make any dividend or distribution on any shares of the common stock, preferred stock of such Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, except as may be


                                     -xxiii-
required under the Warrant, (iii) directly or indirectly, prepay any indebtedness (other than to Access Capital), or repurchase, redeem, retire or otherwise acquire any indebtedness of any Borrower; (iv) make advances, loans, extensions of credit or prepayments of commissions to any Person other than advances made to installers and sales persons in an aggregate amount not to exceed $5,000 at any time in connection with work performed by them for any Borrower; (v) become either directly or contingently liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise; (vi) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it; (vii) form any Subsidiary or enter into any partnership, joint venture or similar arrangement;
(viii) materially change the nature of the business in which it is engaged on the Closing Date; (ix) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Access Capital except as required by GAAP or in the tax reporting treatment or except as required by law; (x) enter into any transaction with any Affiliate, except in ordinary course on arms-length terms; (xi) bill Receivables under any name except the present name of such Borrower; or (xii) transfer or assign any property of any kind to any Subsidiary (other than to a Subsidiary that is also a Borrower) or to Wireless, including, without limitation, cash, cash equivalents, tangible or intangible personal property or real property provided, that, any Borrower may transfer cash to (A) Wireless in an aggregate amount not to exceed (x) its obligations under the License Agreement (provided such funds are used by Wireless to pay such obligations) and any reasonable professional fees incurred in connection therewith plus (y) an aggregate amount equal to fifty thousand dollars ($50,000) in any fiscal year and (B) any Subsidiary of Borrower for the sole purpose of paying its taxes;

                           (n) Holdings on a Consolidated Basis shall not at any
time permit Tangible Net Worth to be less than $250,000;

                           (o) all financial projections of the Borrowers'
performance prepared by the Borrowers and delivered to Access Capital will represent, at the time of delivery to Access Capital, the Borrowers' reasonable estimate of their future financial performance and will be based upon assumptions which are reasonable in light of the Borrowers' past performance and then current business conditions;

                           (p) Intentionally Omitted.

                           (q) Holdings on a Consolidated Basis shall not at any
time permit its Working Capital to be less than $-0-;

                           (r) Holdings on a Consolidated Basis shall cause to
be maintained at all times a ratio of Current Assets to Current Liabilities of not less than 1.00 to 1.00;

                           (s) Holdings on a Consolidated Basis shall cause to
be maintained at all times a ratio of Indebtedness to Tangible Net Worth of no more than 5.00 to 1.00;

                           (t) none of the proceeds of the Loans hereunder will
be used directly or indirectly to "purchase" or "carry" "margin stock" or to repay indebtedness incurred to "purchase" or "carry" "margin stock" within the respective meanings of each of the quoted terms under Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect;

                           (u) it will bear the full risk of loss from any loss
of any nature whatsoever with respect to the Collateral. At its own cost and expense in amounts and with carriers acceptable to Access Capital, it shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower's including, without limitation, business interruption insurance; (ii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iii) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business;
(iv) furnish Access Capital with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) endorsements to such policies naming Access Capital as "co-insured" or "additional insured" and appropriate loss payable endorsements in form and substance satisfactory to Access Capital, naming Access Capital as loss payee, and (z) evidence that as to Access Capital the insurance coverage shall not be impaired or invalidated by any act or neglect of any Borrower and the insurer will provide Access Capital with at least thirty (30) days notice prior to cancellation. Each Borrower shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Access Capital, as its interest may appear, and not to such Borrower and Access Capital jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Access Capital jointly, Access Capital may endorse such Borrower's name thereon and do such other things as Access Capital may deem advisable to reduce the same to cash. Access Capital is hereby authorized to adjust and compromise claims. All loss recoveries received by Access Capital upon any such insurance may be applied to the Obligations, in such order as Access Capital in its sole discretion shall determine. Any surplus shall be paid by Access Capital to the applicable Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Borrowers to Access Capital, on demand;

                           (v) none of its accounts payable shall be more than
ninety (90) days past due unless a bona fide dispute exists which such Borrower is contesting in good faith and such Borrower establishes reserves in an amount satisfactory to Access Capital;

                           (w) it, to the best of its knowledge, has duly
complied with the provisions of the FCC and the FCC Rules and any failure to comply with the FCC and the FCC Rules would not have a material adverse effect on such Borrower , including, without limitation, the reporting requirements thereunder and there have been no outstanding citations, notices or orders of non-compliance issued to such Borrower relating to its business or assets under any such laws, rules or regulations;

                           (x) it has been issued all material required federal,
state, territorial and local licenses, certificates or permits relating to all applicable laws;

                           (y) it is certified, tariffed or otherwise qualified
to provide its services in all states and territories where such certification or qualification is necessary for such Borrower to operate its business and such Borrower has filed and maintained all necessary tariffs with the appropriate federal, state, local or territorial authorities;

                           (z) it is and will remain eligible under Rule
74.931(h) of the FCC to lease transmission time or capacity pursuant to all of its existing and future Instructional Television Fixed Service excess capacity leases;

                           (aa) it shall not, directly or indirectly, engage in
the development of production of cable-related or other similar programming;

                           (bb) it shall not enter into any material amendment,
waiver or modification of the Equity Documents;

                           (cc) Magnavision is in compliance with the terms and
conditions of the License Agreement, no default has been declared nor has any material default occurred and been continuing thereunder beyond any applicable grace period;

                           (dd) it shall not assign any Cable Contract to any
Person;

                           (ee) it shall not waive its right to any of its
property in any Cable Contract (other than a sale of Equipment to a Customer pursuant to a "buy back" provision under a Cable Contract in accordance with the provisions of Section 8(a) hereof); and

                           (ff) at all times at least seventy-five percent (75%)
of all New Eligible Contracts shall be fully assignable.

                  13. Power of Attorney. Each Borrower hereby appoints Access Capital or any other Person whom Access Capital may designate as such Borrower's attorney, with power to: (i) endorse such Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Access Capital's possession; (ii) sign such Borrower's name on any invoice or bill of lading relating to any Receivables, drafts against customers, schedules and assignments of Receivables, notices of assignment, financing statements and other public records, verifications of account and notices to or from customers;
(iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with account debtors; (iv) to the extent applicable, execute customs declarations and such other documents as may be required to clear Inventory through Customs; (v) do all things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and
(vi) on or after the occurrence and continuation of an Event of Default, notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Access Capital, and to receive, open and dispose of all mail addressed to such Borrower. Each Borrower hereby ratifies and approves all acts of the attorney performed in accordance with this Agreement. Neither Access Capital nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable which is assigned to Access Capital or in which Access Capital has a security interest remains unpaid and until the Obligations have been fully satisfied.

                  14. Expenses. Each Borrower shall jointly and severally pay all of Access Capital's reasonable out-of-pocket costs and expenses, including, without limitation, reasonable fees and disbursements of counsel and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Each Borrower shall also jointly and severally pay all of Access Capital's fees, charges, out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Access Capital's obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Access Capital's security interests, assignments of rights and liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to Access Capital by any Borrower as Collateral for, or any other Person as security for, Borrowers' Obligations hereunder and (e) any consultations in connection with any of the foregoing. Each Borrower shall also jointly and severally pay Access Capital's customary bank charges for all bank services performed or caused to be performed by Access Capital for any Borrower at any Borrower's request or in connection with the


                                     -xxvii-
transactions contemplated hereunder. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Borrowers to Access Capital shall be payable on demand and shall be secured by the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Borrower and Access Capital which Access Capital is or may be required to withhold or pay, each Borrower agrees to jointly and severally indemnify and hold Access Capital harmless in respect of such taxes, and each Borrower will jointly and severally repay to Access Capital the amount of any such taxes which shall be deemed Obligations hereunder; and until Borrowers shall furnish Access Capital with indemnity therefor (or supply Access Capital with evidence satisfactory to it that due provision for the payment thereof has been made), Access Capital may hold without interest any balance standing to Borrowers' credit and Access Capital shall retain its security interests in any and all Collateral.

                  15. Assignment By Access Capital. Upon sixty (60) days prior written notice to Borrowing Agent, Access Capital may assign any or all of the Obligations or any or all of the security therefor to any Person other than a direct competitor of any Borrower and any permitted transferee shall succeed to all of Access Capital's rights and obligations with respect thereto. Upon such permitted transfer, Access Capital shall be released from all responsibility for the Collateral to the extent same is assigned to any permitted transferee. Access Capital may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Access Capital and such holder, be entitled to the same benefits as Access Capital with respect to any security for the Obligations in which such holder is a participant. Each Borrower agrees that each such holder may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though such Borrower were directly indebted to such holder in the amount of such participation.

                  16. Waivers. Each Borrower waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which such Borrower might otherwise be entitled.

                  17. Term of Agreement. This Agreement shall continue in full force and effect until the expiration of the Term. Notwithstanding the foregoing, if Borrowing Agent provides Access Capital with thirty (30) days prior written notice of its intention to terminate this Agreement, Access Capital shall release its security interests upon payment to it in cash in full of all Obligations hereunder if each Borrower shall have (i) provided Access Capital with an executed release of any and all claims which such Borrower may have or thereafter shall have under this Agreement and (ii) paid to Access Capital an early payment fee as follows:



                                    -xxviii-

                  (a) during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, the fee shall be equal to $37,500;

                  (b) during the period commencing on the day immediately succeeding the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, the fee shall be equal to $25,000; and

                  (c) during the period commencing on the day immediately succeeding the second anniversary of the Closing Date and ending on the last day of the Term, the fee shall be equal to $18,750;

such fee being intended to compensate Access Capital for its costs and expenses incurred in initially approving this Agreement or extending same provided, that, if Access Capital (a) has provided written notice to Borrowing Agent that Access Capital intends to assign all or substantially all of the Obligations to another Person pursuant to Section 15 hereof and the Borrowers prepay the Obligations after receiving any such notice but prior to such assignment of such Obligations by Access Capital any early payment fee due to Access Capital pursuant to this Section shall be reduced by fifty percent (50%) or (b) has decreased the Borrowing Base, so that the amount of Revolving Advances available to be borrowed is more than 25% less than would have been available prior to such decrease and Borrower refinances solely due to such decrease, by exercising its discretionary rights pursuant to Section 2(c) hereof any early payment fee due to Access Capital pursuant to this Section shall be reduced by fifty percent (50%). Such early payment fee shall also be due and payable by Borrower to Access Capital upon termination of this Agreement by Access Capital after the occurrence of an Event of Default.

                  18. Events of Default. The occurrence of any of the following shall constitute an Event of Default:

                  (a) failure to make payment of any of the Obligations within ten (10) days after the same is required hereunder;

                  (b) failure to pay any taxes within 30 days of the due date therefor unless such taxes are being contested in good faith by appropriate proceedings, any related lien is stayed and adequate reserves have been provided on the applicable Borrower's books with respect thereto;

                  (c) (i) failure to perform under and/or committing any breach under Sections 8(c), 8(d), 8(g), 12(l)(i) and/or 11(a) (solely with respect to financial statements being delivered in reasonable detail) which shall not be cured within 30 days of the occurrence of such failure or breach or (ii) failure to perform under and/or committing any other breach of this Agreement or (iii) failure to perform under and/or committing any breach of any Ancillary Agreement or any other agreement between any Borrower and Access Capital which is not cured within any applicable cure period therefor;

                  (d) occurrence of a default under any agreement to which any Borrower is a party with third parties which has a material adverse affect upon any Borrower's business, assets, operations, prospects or condition (financial or otherwise) including all leases for any premises where Inventory or Equipment is located;

                  (e) any representation, warranty or statement when made by any Borrower hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

                  (f) Intentionally Omitted.

                  (g) Intentionally Omitted.

                  (h) an attachment or levy is made upon any Borrower's assets having an aggregate value in excess of $50,000, or a judgment is rendered against a Borrower or any Borrower's property involving a liability of more than $50,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

                  (i) any material adverse change in any Borrower's condition or affairs (financial or otherwise) which in Access Capital's reasonable opinion impairs the Collateral or the ability of such Borrower to perform its Obligations;

                  (j) any lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected lien having a first priority security interest (other than as a direct result of the failure of Access Capital or its representatives to present proper UCC financing statements for recording or UCC continuation statements in any jurisdiction where any Borrower has disclosed to Access Capital in writing that it has a location or any of its Collateral is located);

                  (k) if any Borrower shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or
(vii) take any action for the purpose of effecting any of the foregoing;

                  (l) any Borrower shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its private cable business;

                  (m) any Affiliate (other than Cacomm and Nicholas Mastrorilli, Sr.) or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws or (viii) take any action for the purpose of effecting any of the foregoing;

                  (n) any Borrower directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of any Borrower or any interest therein, except as permitted herein other than ordinary course of business;

                  (o) any Borrower fails to operate in the ordinary course of business (for purposes of this clause the "ordinary course of business" with respect to Wireless shall mean any utilization of cable channel service pursuant to the License Agreement;

                  (p) Intentionally Omitted.

                  (q) a default by any Borrower in the payment, when due, of any principal of or interest on any indebtedness for money borrowed in excess of $10,000 in the aggregate which is not cured within any applicable grace period;

                  (r) if (i) the Series A Preferred Stock of Holdings held by IBJSCC and KOCO at any time shall cease to be at least 22% of the outstanding capital stock of Holdings on a fully diluted basis or (ii) the number of issued and outstanding shares of common stock of Holdings shall increase by 50% or more from the number of issued and outstanding shares of common stock as of the Closing Date; or

                  (s) occurrence of a material default under the License Agreement or termination thereof.

                  19. Remedies.

                           (a) Upon the occurrence of an Event of Default
pursuant to paragraph 18(k) herein, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated; upon the occurrence and continuation of any other of the Events of Default, Access Capital shall have the right to demand repayment in full of all Obligations, whether or not otherwise due. Until all Obligations have been fully satisfied, Access Capital shall retain its security interest in all Collateral. Access Capital shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which Access Capital may be entitled, including without limitation, the right to take immediate possession of the Collateral, to require Borrowers to assemble the Collateral, at Borrowers' expense, and to make it available to Access Capital at a place designated by Access Capital which is reasonably convenient to both parties and to enter any of the premises of any Borrower or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of a Borrower, such Borrower agrees not to charge Access Capital for storage thereof), and the right to apply for the appointment of a receiver for any Borrower's property. Further, Access Capital may, at any time or times after default by any Borrower, sell and deliver all Collateral held by or for Access Capital at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Access Capital, in Access Capital's sole discretion, deems advisable or Access Capital may otherwise recover upon the Collateral in any commercially reasonable manner as Access Capital, in its sole discretion, deems advisable. The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower, on behalf of each Borrower, at Borrower's address as shown in Access Capital's records, at least ten (10) days before the time of the event of which notice is being given. Access Capital may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, Access Capital is granted permission to use all of any Borrower's trademarks, tradenames, tradestyles, patents, patent applications, licenses, franchises and other proprietary rights. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys' fees, and second to the payment (in whatever order Access Capital elects) of all Obligations. Access Capital will return any excess to the applicable Borrower and each Borrower shall remain jointly and severally liable to Access Capital for any deficiency. In addition to all other sums due to Access Capital, Borrowers shall pay Access Capital, for costs and expenses incurred by Access Capital for internal collection efforts to obtain or enforce payment of Receivables, an amount equal to four percent (4%) of the net face amount of any Receivables collected until such time as the Obligations have been paid in full and this Agreement is irrevocably terminated.

                           (b)  Notwithstanding anything to the contrary
contained in this Agreement and subsection (a) of this Section 9, Access Capital will not take any action pursuant to this Agreement which would constitute or result in any assignment of a FCC license or any change of control of any Borrower if such assignment of FCC license or change of control would require under then existing law (including the FCC Rules), the prior consent of the FCC, without first obtaining such consent of the FCC. After the occurrence and during the continuance of any Event of Default, each Borrower shall take any action which Access Capital may reasonably request in order to obtain and enjoy the full rights and benefits granted to Access Capital by this Agreement, including at such Borrower's own


                                     -xxxii-
cost and expense, the use of its best efforts to assist in obtaining consent of the FCC for any action or transaction contemplated by this Agreement which is then required by law, and specifically, with limitation, upon request, to prepare, sign and file with the FCC the assignor's or transferor's portion of any application or applications for consent to the assignment of license or transfer of control necessary or appropriate under the FCC's Rules.

                  20. Waiver; Cumulative Remedies. Failure by Access Capital to exercise any right, remedy or option under this Agreement or any supplement hereto or any other agreement between any Borrower and Access Capital or delay by Access Capital in exercising the same, will not operate as a waiver; no waiver by Access Capital will be effective unless it is in writing and then only to the extent specifically stated. Access Capital's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which Access Capital may have.

                  21. Application of Payments. Each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Access Capital from or on any Borrower's behalf and each Borrower hereby irrevocably agrees that Access Capital shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against (a) at any time, the Obligations hereunder (other than against the outstanding principal amount of the Revolving Advances excluding any Revolving Advances made to pay interest, fees or expenses hereunder) or (b) following the occurrence and during the continuation of an Incipient Event of Default or an Event of Default against any of the Obligations hereunder in such manner as Access Capital may deem advisable notwithstanding any entry by Access Capital upon any of Access Capital's books and records.

                  22. Depository Accounts. Any payment received by any Borrower on account of any Collateral shall be held by such Borrower in trust for Access Capital and such Borrower shall promptly deliver same in kind to Access Capital or following the occurrence and during the continuation of an Event of Default, deposit all such payments into a cash collateral account at such bank as Access Capital may designate for application to payment of the Obligations. Each Borrower shall also execute such further documents as Access Capital may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Access Capital's property provided, that, upon and after the payment in full of the Obligations and the irrevocable termination of this Agreement all funds deposited in such account shall immediately be deemed the applicable Borrowers' property and shall be remitted by Access Capital to Borrowing Agent for the benefit of Borrowers provided, further, that, each Borrower hereby authorizes Access Capital to set off against any such funds any expense or fee incurred by Access Capital in connection with making any such remittance.


                                    -xxxiii-

                  23. Lock Box Accounts. Following the occurrence and during the continuation of an Event of Default, each Borrower shall, at Access Capital's request, instruct all of its customers and account debtors to make such payments on account of Receivables to an account under Access Capital's dominion and control at such bank as Access Capital may designate. Each Borrower shall also execute such further documents as Access Capital may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Access Capital's property provided, that, upon and after the payment in full of the Obligations and the irrevocable termination of this Agreement all funds deposited in such account shall immediately be deemed the applicable Borrowers' property and shall be remitted by Access Capital to Borrowing Agent for the benefit of Borrowers provided, further, that, each Borrower hereby authorizes Access Capital to set off against any such funds any expense or fee incurred by Access Capital in connection with making any such remittance.

                  24. Revival. Each Borrower further agrees that to the extent any Borrower makes a payment or payments to Access Capital, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

                  25. Notices. Any notice or request hereunder may be given to Borrowing Agent on behalf of Borrowers or Access Capital at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail). Notices and requests shall be, in the case of those by (a) hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, (b) overnight mail, when deposited with an overnight mail carrier of national recognition (such as Federal Express), (c) registered or certified mail, on the second business day after the mailing thereof, and (d) telecopy, when confirmed.

         Notices shall be provided as follows:

         If to Access Capital:                   Access Capital, Inc.
                                                 405 Park Avenue
                                                 New York, New York 10022
                                                 Attention:  Client Services
                                                              Department
                                                 Telephone:  (212) 644-9300
                                                 Telecopier: (212) 644-5488

         with a copy to:                         Hahn & Hessen LLP


                                     -xxxiv-

                                               350 Fifth Avenue
                                               New York, New York  10118-0075
                                               Attention:  Linda C. Berman, Esq.
                                               Telephone:  (212) 736-1000
                                               Telecopier: (212) 594-7167

       If to any Borrower:                     Magnavision Private Cable, Inc.
                                               1725 Highway 35
                                               Wall, New Jersey 07719
                                               Attention: Nicholas
                                               Mastrorilli, Sr.
                                               Telephone:  (908) 449-1200
                                               Telecopier: (908) 974-1106

       With a copy to:                         Zimet, Haines, Friedman & Kaplan
                                               460 Park Avenue
                                               New York, New York 10022
                                               Attention:  Stephen Fields, Esq.
                                               Telephone:  (212) 486-1700
                                               Telecopier: (212) 223-1151

                  26. GOVERNING LAW AND WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ACCESS CAPITAL SHALL HAVE THE RIGHTS AND REMEDIES OF A SECURED PARTY UNDER APPLICABLE LAW INCLUDING, BUT NOT LIMITED TO, THE UNIFORM COMMERCIAL CODE OF NEW YORK. EACH BORROWER AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER OBLIGATIONS SHALL BE LITIGATED IN THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT ACCESS CAPITAL'S OPTION, IN ANY OTHER COURTS LOCATED IN NEW YORK STATE OR ELSEWHERE AS ACCESS CAPITAL MAY SELECT AND THAT SUCH COURTS ARE CONVENIENT FORUMS AND EACH BORROWER SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS. EACH BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON SUCH BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWING AGENT AT ITS ADDRESS APPEARING ON ACCESS CAPITAL'S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED TWO (2) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN ANY BORROWER AND ACCESS CAPITAL AND EACH BORROWER WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING INSTITUTED BY ACCESS CAPITAL WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS WHICH IT MAY HAVE.

                  27.      Borrowing Agency Provisions.

                  (a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Access Capital to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

                  (b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Access Capital shall not incur liability to Borrowers solely as a result thereof. To induce Access Capital to do so and in consideration thereof, each Borrower hereby indemnifies Access Capital and holds Access Capital harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Access Capital by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Access Capital on any request or instruction from Borrowing Agent or any other action taken by Access Capital with respect to this Section 27 except due to willful misconduct or gross (not mere) negligence by the indemnified party.

                  (c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Access Capital to any Borrower, failure of Access Capital to give any Borrower notice of borrowing or any other notice, any failure of Access Capital to pursue or preserve its rights against any Borrower, the release by Access Capital of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Access Capital to the other Borrowers or any Collateral for such Borrower's Obligations or the lack thereof.

                  28. Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder, or any setoff or application of funds of any Borrower by Access Capital, no Borrower shall be entitled to be subrogated to any of the rights of Access Capital against any other Borrower or against any Collateral or guarantee or right of offset held by Access Capital for the payment of the Obligations, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder, until all amounts owing to Access Capital by all Borrowers on account of the Obligations are paid in full and this Loan Agreement had been terminated. If, notwithstanding the foregoing, any amount shall be paid to any Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full and the Loan Agreement shall not have been terminated, such amount shall be held by such Borrower in trust for Access Capital, segregated from other funds of such Borrower, and shall, forthwith upon and (in any event within two (2) business days of) receipt by such Borrower, be turned over to Access Capital in the exact form received by such Borrower (duly endorsed by the undersigned to Access Capital, if required), to


                                     -xxxvi-
be applied against the Obligations, whether matured or unmatured, in such order as Access Capital may determine.

                  29. Limitation of Liability. Each Borrower acknowledges and understands that in order to assure repayment of the Obligations hereunder, Access Capital may be required to exercise any and all of Access Capital's rights and remedies hereunder and agrees that neither Access Capital nor any of Access Capital's agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith, gross (not mere) negligence or willful misconduct.

                  30. Entire Understanding. This Agreement and the Ancillary Agreements contain the entire understanding between Borrowers and Access Capital and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by each Borrower's and Access Capital's respective officers. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

                  31. Severability. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

                  32. Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.

                  33. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

                  34. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

                  35. Publicity. Upon the prior written consent of each Borrower, such Borrower hereby authorizes Access Capital to make appropriate announcements of the financial arrangement entered into by and between such Borrower and Access Capital, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as


                                    -xxxvii-

Access Capital shall in its sole and absolute discretion deem appropriate.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                    -xxxviii-

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

WITNESS:                                    MAGNAVISION PRIVATE CABLE,
                                                 INC.


By:_________________________                By:________________________
                                                       Title:_________________
----


WITNESS:                                    MAGNAVISION CORPORATION, a
                                            Delaware corporation


By:_________________________                By:________________________
                                                       Title:_________________
----


WITNESS:                                    MAGNAVISION WIRELESS CABLE,
                                                 INC.


By:_____________________                    By:_______________________

Title:____________________


WITNESS:                                    MAGNAVISION CORPORATION, a New
                                            Jersey corporation


By:_____________________                    By:_______________________

Title:____________________


                                            ACCESS CAPITAL, INC.

                                            By:______________________
                                            Title:___________________



                                     -xxxix-

                              Exhibit A - Warrant
                                 (See Attached)

                         Exhibit 1(B) - Permitted Liens
                         ------------------------------

                                      NONE

                 Exhibit 4 - Form of Borrowing Base Certificate

          Exhibit 4A - Officers Authorized to make Revolving Advances



--------------------------                        ----------------------------
Name                                              Signature

--------------------------                        ----------------------------
Name                                              Signature

--------------------------                        ----------------------------
Name                                              Signature

--------------------------                        ----------------------------
Name                                              Signature


                                  Exhibit 7(b)
                                  ------------

                  Prohibitions on Granting a Security Interest

                    Exhibit 12(a) - States of Incorporation
                    ---------------------------------------

Private Cable-Delaware
Holdings-Delaware
Wireless-Delaware
Magnavision-New Jersey

          Exhibit 12(j) - Licenses, Patents, Trademarks and Copyrights
          ------------------------------------------------------------

                             The License Agreement

                      Exhibit 12(l) - Inventory Locations
                      -----------------------------------

                     Exhibit 12(m) - Permitted Indebtedness
                     --------------------------------------

                                      None



                                      -38-